Exhibit 99.1

Dairy Group President to Leave Dean Foods Company
DALLAS, Aug. 29, 2007/PRNewswire — Dean Foods Company (NYSE: DF) announced today that Alan Bernon, President of the Company’s Dairy Group, will be leaving his position September 1. He will continue in his role as a Director of the Company.
“During his tenure as President of the Dairy Group, Alan led the critical first stages of the productivity improvement project in our dairy operations and added valuable capabilities to the Dairy Group leadership team.” said Gregg Engles, Chairman and CEO. “As a result of Alan’s leadership, we are well positioned to undertake the next stage in the evolution of our Company and continue to drive operational improvements throughout our business.”
Added Engles, “We are very grateful to Alan for his many contributions and his commitment and dedication to our Company over the past ten years, both as a member of our management team and as a member of our Board of Directors.
Going forward, Mr. Engles will assume direct responsibility for leadership of the Dairy Group. “This structure will allow me to be closer to our operations and to the initiatives that are crucial to the future success of the organization. I look forward to working closely with our Dairy Group leadership team as we continue to drive these important strategic initiatives,” said Engles.
About Dean Foods
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom.